Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made by and among Community National Bank, a national banking association (the “Bank”), Community Bancorp., a Vermont corporation and parent company of the Bank (“Bancorp”), and Louise Bonvechio (“Employee”), who resides at Newport, Vermont

BACKGROUND

The Employee is employed as an executive officer by the Bank and also serves as an executive officer of Bancorp; and

The Bank and Bancorp recognize the possibility that a change in control of the Bank and/or Bancorp may occur and that such possibility, and the uncertainty and questions that it may raise among senior management, may result in the departure and/or distraction of key management personnel, to the detriment of the Bank, Bancorp and the shareholders of Bancorp; and

The Bank and Bancorp believe it is in the best interests of the Bank and Bancorp and its shareholders to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and Bancorp in the event of a potential or actual change in control and to reinforce and encourage the continued focus and objectivity of the Employee, notwithstanding the possibility of a termination of employment in connection with a change in control of the Bank and/or Bancorp; and

The Compensation Committee of Bancorp has reviewed and approved this Agreement and recommended its execution by the Bank and Bancorp; and

The Boards of Directors of the Bank and Bancorp have approved and authorized the execution of the Agreement with the Employee;

NOW THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1.	Definitions. The following definitions apply for purposes of this Agreement:

(a) Base Salary. Employee’s “Base Salary” means, with respect to a calendar year, the amount of base salary paid to the Employee by the Bank in such year, exclusive of Bonus or other forms of cash or non-cash compensation, but including any portion of such salary voluntarily deferred by the Employee under any employee compensation plan of the Bank or Bancorp.

(b) Bonus.  Employee’s “Bonus” means, with respect to a calendar year, the cash bonus (if any) paid to the Employee under Bancorp’s Officer Incentive Plan, or any similar successor plan, during such year, whether or not attributable to a performance period prior to such calendar year, and including any portion of such Bonus voluntarily deferred by the Employee under any employee compensation plan of the Bank or Bancorp.

(c) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) Merger or Similar Transaction. Bancorp or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or Bancorp, or either entity engages in a plan of share exchange or exchange offer, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation or other transaction is held by persons who were shareholders of Bancorp or the Bank immediately before the merger, consolidation or other transaction;

(ii) Acquisition of Significant Share Ownership.  There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of more than 50% of a class of Bancorp’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of Bancorp’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which Bancorp directly or indirectly beneficially owns 30% or more of its outstanding voting securities or other equity interest;

(iii) Change in Board Composition. During any period of two consecutive years, individuals who constitute Bancorp’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of Bancorp’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first appointed or elected to the Board (or first nominated by the board for election by the shareholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period;

(iv) Sale of Assets. Bancorp or the Bank sells to a third party all or substantially all of its assets; or

(v)  Liquidation.  Bancorp or the Bank effects a complete liquidation or dissolution.

(d)  Change in Control Benefits.  “Change in Control Benefits” is defined in Section 4 of this Agreement.

(e) Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(f)  Disability. “Disability” means the Employee’s physical or mental disability that prevents the performance by the Employee of substantially all the Employee’s duties with the Bank lasting (or likely to last, based on competent medical evidence presented to the Bank) for a continuous period of nine months or longer.  The reasoned and good faith judgment of the Bank as to whether the Employee has a Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by a physician or physicians selected by mutual agreement of the Employee and the Bank.

(g) Effective Date.  “Effective Date” means the date of execution of this Agreement by parties, as shown on the signature page.

(h) Good Reason. “Good Reason” means, with respect to a termination by Employee of the Employee’s employment with the Bank and Bancorp after a Change in Control has occurred, or following public announcement of a proposed Change in Control within the meaning of clauses (i) or (iv) of Section 1(c) and within 120 days prior to the occurrence of such Change in Control, for any of the following reasons:

(i) a reduction in the Employee’s Total Annual Cash Compensation in an amount equal to 15% or more of the Employee’s highest Total Annual Cash Compensation in any of the preceding three (3) calendar years, unless such reduction is part of a general, non-discriminatory reduction in Base Salary and/or Bonus applicable to all similarly situated officers;

(ii) a material reduction in Employee’s authority, duties or responsibilities from the position and attributes associated with the Employee’s position and title;

(iii) a relocation of Employee’s principal place of employment by more than seventy-five (75) miles from the Bank’s main office location as of the Effective Date; or

(iv) failure by the Bank or Bancorp to comply with Section 16 of this Agreement.

 (i) Termination for Cause.  Termination for Cause shall mean termination because of, in the good faith determination of the Bank’s Board or Directors, the Employee’s:

(i) personal dishonesty;

(ii) willful misconduct;

(iii) incompetence;

(iv) breach of fiduciary duty involving personal profit;

(v) intentional failure to perform stated duties (other than diminished duties as contemplated in Section 1(h)(i));

(vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(vii) conviction of, or plea of nolo contendere to, a felony which involves moral turpitude or which materially impairs the Employee’s ability to perform her duties with the Bank or Bancorp; or

(viii) material breach by the Employee of any provision of this Agreement.

(j) Total Annual Cash Compensation. Employee’s “Total Annual Cash Compensation” for a calendar year means the sum of the Employee’s Base Salary and Bonus.

(k) Waiver and Release.  “Waiver and Release” is defined in Section 3(c) of this Agreement.

2. Term of Agreement. Unless sooner terminated as provided herein (i) the initial term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years; and (ii) the term of this Agreement shall renew automatically upon each third anniversary of the Effective Date or renewal date unless the Bank or the Employee shall have provided written notice of termination at least thirty (30) days prior to such anniversary date.  In addition to termination by non-renewal, this Agreement may terminate automatically in accordance with Sections 6 or 7.  If during the term (including any renewal term) of this Agreement a proposed Change in Control is publicly announced, then the term of this Agreement shall thereupon be extended automatically for a period ending thirty-six (36) months following the date of consummation of such Change in Control, and shall terminate thereafter.

3. Payment upon Termination in Connection with a Change in Control.

(a)  Lump Sum Payment. In the event of (i) Employee’s involuntary termination of employment by the Bank for reasons other than Termination for Cause or by reason of death, Disability or retirement under Section 6, or (ii) subject to compliance with Section 3(b), a deemed involuntary termination of employment by Employee for Good Reason, occurring, in either such case, within thirty-six (36) months following a Change in Control or following public announcement of a proposed Change in Control within the meaning of clauses (i) or (iv) of Section 1(c) and within 120 days prior to the occurrence of such Change in Control (an “Anticipatory Termination of Employment”), the Bank shall pay Employee, or in the event of Employee’s subsequent death, Employee’s estate, as the case may be, an amount equal to two (2) times the sum of the Employee’s highest Total Annual Cash Compensation in any of the three (3) calendar years immediately preceding Employee’s date of termination. Subject to the Employee’s compliance with Section 3(c), such Change in Control payment shall be payable in cash, in one lump sum, within three (3) business days following the expiration of (without exercise of revocation rights by the Employee) the maximum possible period for review and revocation of the Waiver and Release provided therein. Notwithstanding anything to the contrary herein, if the Employee’s involuntary termination of employment constitutes an Anticipatory Termination of Employment, the Employee will only be entitled to payment under this Section 3(a) if the Change in Control is actually consummated. Any payment owed to the Employee under this Section 3(a) shall be subject to applicable withholding taxes and the amount of such payment shall be adjusted to the extent required under Sections 4 and 9.

(b)  Notice and Cure Period for Good Reason Termination.   Prior to any termination of employment by the Employee for Good Reason the Employee shall provide written notice to the Board of Directors of the Bank of the condition or conditions that the Employee believes constitutes a Good Reason for a deemed involuntary termination, within ninety (90) days after the Employee first becomes aware of such condition.  The Bank shall thereafter have the right to remedy the condition(s) within thirty (30) days of the date upon which the Board received the written notice from Employee. If the Bank remedies the condition(s) within such thirty day cure period, then no Good Reason shall be deemed to exist with respect to such condition(s). If the Bank does not remedy the condition(s) within such thirty day cure period, then the Employee’s employment shall be involuntarily terminated upon expiration of such thirty day cure period and the Employee thereupon shall be entitled to the payment specified in Section 3(a) above, subject to compliance with Section 3(c).  The parties intend that a termination for Good Reason shall constitute an involuntary termination under Code Section 409A.

(c) Waiver and Release. Notwithstanding anything in this Agreement to the contrary, the Employee’s entitlement to payment of compensation under Section 3(a) above shall be subject to (i) the Employee’s timely execution and delivery to the Bank of a Waiver and Release Agreement substantially in the form attached to this Agreement as Exhibit A (the “Waiver and Release”) within the time provided therein, and (ii) the expiration of any statutory revocation period without the exercise by Employee of her revocation rights.

(d) No Reduction of Other Benefits. The payment provided for in this Agreement shall be in addition to, and not in lieu of any other payment or benefits to which the Employee is otherwise entitled, including accrued and unpaid salary, accrued and unpaid vacation time and accrued and vested benefits under any employee compensation plan.

4. 280G Cutback. Notwithstanding anything in this Agreement to the contrary, the parties do not intend that any portion of the aggregate payment to be made to Employee under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, the Employee (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), shall constitute an “excess parachute payment” under Code Section 280G or any successor thereto.  Accordingly, in order to avoid such a result, Employee’s lump sum payment under this Agreement shall be reduced by the amount necessary so that the Change in Control Benefits that are payable to Employee are not subject to penalties or excise taxes under Code Sections 280G and 4999.

5. Source of Payments. All payments provided in this Agreement shall be timely paid by cashier’s check or direct deposit to the account of the Employee from the general funds of the Bank or Bancorp (or any successor in interest to the Bank or Bancorp).

6.  Employee’s Death, Disability or Retirement.

(a) Death.  This Agreement shall terminate upon the Employee’s death; provided, however, that if such death occurs after the occurrence of a termination of employment for which a lump sum payment is due and payable under Section 3(a), all payments owing to the Employee under this Agreement shall be made to her estate.

(b) Disability.  This Agreement shall terminate upon the termination of the Employee’s employment by the Bank, in good faith, by reason of the Employee’s Disability, whether before or after a Change in Control has been publicly announced or occurred.

(c) Retirement. This Agreement shall terminate upon the Employee’s voluntary retirement, whether before or after a Change in Control has been publicly announced or occurred.

7. Employee at Will.  The Employee is an employee at will and this Agreement shall not be deemed to create a contract of employment. Accordingly, in addition to termination of this Agreement under Section 6 or non-renewal under Section 2, this Agreement shall terminate automatically upon the Employee’s termination of employment for any reason at any time prior to the public announcement of a proposed Change in Control transaction.

8. Guaranty of Bank’s Obligations.  Bancorp hereby irrevocably and unconditionally guarantees to the Employee payment of all amounts due from the Bank under the Agreement, as and when due.

9. Certain Required Provisions. Notwithstanding anything herein to the contrary, the following provisions shall apply:

(a) Temporary Suspension or Prohibition. If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) Removal and Permanent Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and accrued obligations of the contracting parties shall not be affected.

(c) Bank Default Under FDI Act.  If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default, but vested rights and accrued obligations of the contracting parties shall not be affected.

(d) Assisted Transaction or Other Supervisory Transaction. All prospective obligations under this Agreement shall be terminated, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Federal Deposit Insurance Corporation (the “FDIC”) if it enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller of the Currency or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. The vested rights and accrued obligations shall not be affected.

(e) Required Limitation on Amount of Payments.  Any payments to the Employee by the Bank or Bancorp, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10. Protection of Confidential Information; Non-Disparagement.

(a) Protection of Confidential Information. The parties hereto recognize that the services performed by the Employee are special and unique and that by reason of this employment the Employee will acquire confidential, proprietary and trade secret information regarding the strategic plans, business plans, policies, finances, customers and other confidential information relating to the business operations and affairs of the Bank and Bancorp (collectively “Confidential Information”). The Employee hereby agrees not to divulge such Confidential Information to anyone, either during her employment with the Bank or for a period of one (1) year following the termination of such employment.  The Employee further agrees that all Confidential Information memoranda, notes, records, reports, letters, and other documents made, compiled, received, held, or used by the Employee while employed by the Bank concerning any phase of the business of the Bank or Bancorp shall be the sole property of the Bank and Bancorp and shall be delivered by the Employee to the Bank on the termination of her employment, or at any earlier time on the request of the Bank or Bancorp. The Employee agrees that the restrictions and obligations contained in this Section 10 are reasonable and necessary to protect the legitimate business interests of the Bank and Bancorp.

(b) Non-Disparagement. Following the termination of the Employee’s employment with the Bank, the Employee shall refrain from directly or indirectly making any disparaging statements, whether written or oral, about the Bank, Bancorp. or their management, operations, products or services.

11. No Attachment. Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

12. Modification and Waiver.

(a) Modification. This Agreement may not be modified or amended except by a writing signed by all of the parties.

(b) Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Governing Law. This Agreement shall be governed by the laws of the State of Vermont and by applicable federal law.

14.  Headings; Interpretation.

(a)  Headings.  The section headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the construction or interpretation of this Agreement.

(b) Code Sections 409A, 280G and 4999.  The provisions of this Agreement shall be interpreted and applied in a manner reasonably designed to avoid the incurrence of penalties, excise taxes and other costs under Code Sections 409A, 280G and 4999; provided, however, that neither the Bank nor Bancorp shall be liable to the Employee for any tax or penalty imposed by the Internal Revenue Service with respect to any compensation or benefits paid under this Agreement pursuant to a good faith calculation or other determination made by the Bank or Bancorp.  Without limiting the generality of the foregoing and for the avoidance of doubt, the parties intend that any payments made under this Agreement shall (i) be cut back to the extent necessary to comply with Code Sections 280G and 4999 and to avoid penalties and excise taxes thereunder, (ii) qualify under the exception for short-term deferrals under Code Section 409A and its implementing regulations and guidance, and (iii) be delayed for a period of six months after the Employee’s separation from service if (A) the Employee is a “specified employee” under Code Section 409A(a)(2)(B) and (B) the payment constitutes deferred compensation under Code Section 409A and is not eligible for an exception as a short-term deferral or otherwise.   Accordingly, the Bank shall perform any calculations required under Section 4 of this Agreement expeditiously following a termination of employment for which a lump sum payment and benefits are due to the Employee hereunder, and in all events, any payment owing to the Employee hereunder shall be made within the time for payment of short term deferrals under Code Section 409A.

15.  No Mitigation.  The Employee shall not be required to mitigate the amount of any benefit provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination (other than as may be required under Section 4 above) or otherwise.

16.  Binding on Successors and Assigns.  Each of the Bank and Bancorp shall require any successor or assignee, whether direct or indirect, by stock purchase, merger, consolidation, asset purchase or otherwise, to expressly and unconditionally assume and agree to perform all of the obligations of the Bank and Bancorp, as the case may be, under this Agreement, in the same manner and to the same extent as though such successor or assignee were an original party hereto.

17. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is entered into as of this 18th day of June, 2015.

COMMUNITY BANCORP.	COMMUNITY NATIONAL BANK

By: /s/ Stephen P. Marsh	By: /s/ Stephen P. Marsh
Name: Stephen P. Marsh	Name: Stephen P. Marsh
Title: President and CEO	Title: President and CEO

EMPLOYEE

/s/ Louise Bonvechio
Name: Louise Bonvechio
Title: Sr. Vice President, CFO
& Cashier